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                                                                    EXHIBIT 99.1

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD-LOOKING STATEMENTS

     In passing the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), 15 U.S.C.A. Sections 77z-2 and 78u-5 (Supp. 1996), Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward-looking statements. Medaphis Corporation ("Medaphis" or the "Company") intends to qualify both its written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

     "Forward-looking statements" are defined by the Reform Act. Generally, forward-looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on written or oral forward-looking statements of Medaphis. The Company undertakes no obligation to update or revise this Safe Harbor Compliance Statement for Forward-Looking Statements (the "Safe Harbor Statement") to reflect future developments. In addition, Medaphis undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

     Medaphis provides the following risk factor disclosure in connection with its continuing effort to qualify its written and oral forward-looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the disclosures contained in the Quarterly Report on Form 10-Q to which this statement is appended as an exhibit and also include the following:

     FUTURE OPERATING RESULTS. The Company suffered several setbacks in recent years, including (i) previously described government investigations: (a) principally focused on the billing and collection practices in two offices of Medaphis Physician Services Corporation, and (b) concerning the billing procedures and computerized coding system used in GFS to process claims which may lead to claims of errors in billing; (ii) difficulties encountered with the integration of acquired companies; (iii) the restatement of the Company's fiscal 1995 and interim 1996 financial statements; (iv) the discontinuance of the operations of certain acquired businesses; (v) the abandonment of an extensive reengineering program that failed to realize the improvement in client service and reduction of costs that were expected; and (vi) the filing of various lawsuits and claims made against the Company. Consequently, the Company has operated during 1997 in what is commonly described as a "turnaround" situation. In addition to the risks generally associated with any entity in a turnaround situation, the Company faces certain challenges more specific to its operations, including (i) integrating several recent acquisitions into its ongoing operations; (ii) shifting its strategic focus from acquiring compatible businesses to running those businesses efficiently and profitably; (iii) successfully operating BSG and integrating it with HIT within Per-Se Technologies; (iv) managing existing clients' perceptions of the Company's continued viability and refocusing on the high levels of client service required to develop new clients and retain existing clients; (v) combating employee turnover, particularly in light of recent declines in the market value of the Company's common stock (such declines often play a role in compensation of employees); and (vi) reevaluating the efficiency of its operations following the Company's recent abandonment of its reengineering initiative to develop a unified billing and information hardware and software system across all of its operating platforms, the costs of which were determined to outweigh the benefits.

     While Medaphis has in the past expanded its operations through acquisitions and internal growth, the 1997 business plan of the Company does not provide for further acquisitions and, in any event, any such
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acquisitions would require the unanimous consent of the Company's existing lenders. While the Company has and continues to implement management initiatives designed to enhance and improve its business and operations, there can be no assurance that Medaphis will be able to achieve or sustain profitability or revenue growth on an annual or quarterly basis in the future, that fluctuations in quarter-to-quarter or year-to-year operating results will not occur or that any such quarter-to-quarter or year-to-year fluctuations will not be material.

     The Company has consummated a number of significant acquisitions, many of which the Company is in the process of integrating into its operations. In addition, the Company announced its intention to focus on its core business of delivering business management services and information products to healthcare providers. There can be no assurance that the Company will be able to successfully integrate any of the recently acquired companies, that Medaphis will be able to continue to operate recently acquired companies in a profitable manner or that any of the recently acquired companies will not have a material adverse effect upon Medaphis' results of operations, particularly while such acquisitions are being integrated into the Company.

     The Company's expansion strategy in the past has involved both acquisitions and internal growth. In February 1997, the Company announced that it intends to focus on its core business of delivering business management services and information products to healthcare providers and to divest non-strategic businesses. Moreover, the Company does not currently anticipate pursuing any significant acquisitions. There can be no assurance that such shift in focus will not have an adverse effect upon the Company's revenue and operations.

     During the six months ended December 31, 1996, the Company undertook to reorganize its wholly owned operating subsidiary, Imonics Corporation ("Imonics"), to integrate the Imonics operations into BSG Corporation ("BSG") and to discontinue the custom software development business previously pursued by the Imonics unit. This process involved, among other things, recording large restructuring and other charges during the relevant period, significant downsizing of Imonics' employee workforce, renegotiating Imonics' significant client contracts and other restructuring, reorganization and exit activities. There can be no assurance that such restructuring and reorganization activities will not have an adverse effect upon the reputation and standing of Medaphis, BSG and/or Rapid Systems Solutions, Inc. in the information management and client/server information technology marketplaces or that such matters will not have an adverse effect upon the results of operations of Medaphis in future periods or adversely effect BSG's ability to attract and retain key employees.

     One of the major components of the Company's 1997 operating plan is to reduce costs and increase efficiencies in the core business. During 1996 and going forward, the Company has and will continue to implement various initiatives within the Company's Services Division (which includes Medaphis Physician Services Corporation, a wholly owned operating subsidiary of the Company ("MPSC")) designed to reduce costs and improve operational efficiency. These initiatives have included, among other things, downsizing of management ranks and improvements in operational processes through the implementation of best practices. Although the preliminary indications from such management initiatives have been positive, there can be no assurance that the Company will be able to successfully implement such initiatives throughout MPSC's operations, that such management initiatives ultimately will be successful, that MPSC's margins will continue to improve or that MPSC will contribute meaningfully to the Company's overall results of operations in future periods.

     The Company's future operations are dependent upon, among other things, continued growth in sales of its healthcare information technology ("HIT") products, including, but not limited to, sales of its clinical information management system in both domestic and international markets. The markets for these products are characterized by rapidly changing technology, evolving industry standards and frequent new products and product enhancements. The Company's success in its HIT business will depend upon its continued ability (i) to enhance its existing products, (ii) to effect conversions of existing products into foreign languages, (iii) to introduce new products on a timely and cost effective basis to meet evolving customer requirements, (iv) to achieve market acceptance for new product offerings and (v) to respond to emerging industry standards and other technological changes. During the past twelve months, the Company experienced slower than expected sales of certain of its enterprise-wide and departmental scheduling products. There can be no

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assurance that sales of such scheduling products will improve, that Medaphis will be able to effectively enhance existing products, create new products or respond to technological changes or new industry standards. Moreover, there can be no assurance that competitors of Medaphis will not develop competitive products, or that any such competitive products will not have an adverse effect upon Medaphis' operating results.

     The client/server integration businesses (the "BSG Group") have not significantly contributed to the Company's overall results of operations for the past year, and for the nine months ended September 30, 1997 they have negatively impacted the Company's results. Management has undertaken certain initiatives to reduce excess costs within the BSG Group and has implemented incentive programs designed to retain and attract key personnel. There can be no assurances these actions will have a positive impact on the BSG Group's operations or that they will be successful in retaining and attracting key personnel.

     In August 1997, the Company adopted a plan to combine the operations of the BSG Group and its HIT Group into Per-Se Technologies. The combination will assist the Company to attain its operating plan by reducing duplication costs and creating efficiencies via the combination. There can be no assurance that the combination will reduce costs, create efficiencies or enhance the BSG Group's or HIT's business.

     In February 1997, the Company announced its operating plan for 1997. As noted above, the operating plan involves refocusing the Company on its core business of providing business management services and information products to healthcare providers. The major components of the plan include (i) exiting non-core business, (ii) achieving improved predictability of business results through enhanced management accountability and controls, (iii) reducing costs and increasing efficiencies in the core business, (iv) achieving excellence in customer service, and (v) implementing cross-selling initiatives. Although management believes that the 1997 operating plan reflects the key action items which will contribute to Medaphis' efforts to improve and enhance the operations of the Company, there can be no assurance that the operating plan will result in meaningful improvements to the Company's operating results in future periods or that the plan will ultimately be successful.

     RAPID TECHNOLOGICAL CHANGES; EXISTING SYSTEMS AND TECHNOLOGY. The markets for Medaphis' software products are characterized by rapidly changing technology, evolving industry standards and frequent new products and product enhancements. Medaphis' success in its business will depend in part upon its continued ability to enhance its existing products, to introduce new products on a timely and cost effective basis to meet evolving client requirements, to achieve market acceptance for new product offerings and to respond to emerging industry standards and other technological changes. There can be no assurance that Medaphis will be able to respond effectively to technological changes or new industry standards. Moreover, there can be no assurance that competitors of Medaphis will not develop competitive products, or that any such competitive products will not have an adverse effect upon Medaphis' operating results. The Company intends to further refine, enhance and develop certain of the Company's existing software and billing systems and to migrate over time the Company's billing and accounts receivable management services operations to the Company's most proven software systems and technology, so as to reduce the number of systems and technology that must be maintained and supported. Moreover, management intends to continue to implement "best practices" and other established process improvements in its operations going forward. There can be no assurance that the Company will be able to successfully refine, enhance and develop its software and billing systems going forward, that the costs associated with maintaining, enhancing and developing such software and systems will not increase significantly in future periods, that the Company will be able to successfully migrate the Company's billing and accounts receivable management services operations to the Company's most proven software systems and technology or that the Company's existing software and technology will not become obsolete as a result of ongoing technological developments in the marketplace.

     CASH FLOW FROM OPERATIONS; SECOND AMENDED FACILITY. During the nine months ended September 30, 1997, the Company used approximately $4.8 million in cash from operating activities. At September 30, 1997, approximately $147.9 million in borrowings were outstanding under the Company's Second Amended and Restated Loan Facility (the "Second Amended Facility"). The Second Amended Facility matures on June 30, 1998 and, as such, all amounts outstanding under the Second Amended Facility have been classified as current in the Company's September 30, 1997 balance sheet.

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     On February 4, 1997, the Company entered into the Second Amended Facility, which replaced the Company's previous revolving credit agreement and increased the revolving line of credit from $250 million to $285 million. Borrowings under the Second Amended Facility are secured by substantially all of the Company's assets and are guaranteed by substantially all of the Company's subsidiaries. The Second Amended Facility effectively refinanced the loans outstanding under the Company's previous senior credit facility and can be used to finance working capital and other general corporate needs with restrictions on new acquisitions, certain litigation settlement payments, capital expenditures and the Company's ability to declare or pay cash dividends on its common stock. The Second Amended Facility provides for "base rate" loans that bear interest equal to prime plus 1% so long as certain financial covenants are met. At September 30, 1997, the Company $147.9 million in borrowings outstanding under the Second Amended Facility that bore interest at 9.5%.

     The Second Amended Facility required mandatory loan commitment reductions to $200 million and $150 million on July 31, 1997 and January 31, 1998, respectively. On May 28, 1997, in connection with the divestiture of HRI through an initial public offering of 100% of its stock, the Company used the net proceeds from the HRI sale in the amount of approximately $115 million to reduce the Company's borrowings under the Second Amended Facility and the loan commitment under the Second Amended Facility to $170 million. Subsequently, the Company further reduced the loan commitment under the Second Amended Facility to $168 million. On November 19, 1997, the Company entered into the First Modification of the Second Amended Facility (the "First Modification"), which among other things: (1) waived any defaults or events of default which might otherwise result from the restatement of the Company's financial statements as reported in its Form 10-Q for the quarter ended September 30, 1997 or any withdrawal by the Company's former independent accountants of its opinions on or certifications of the Company's annual financial statements for its 1995 and 1996 fiscal years; (2) eliminated the step-down in loan commitments to $150 million scheduled to occur on January 31, 1998; and (3) reinstated the stated maturity of the Second Amended Facility to June 30, 1998, which maturity date may be extended or otherwise amended pursuant to the agreement. The First Modification also establishes certain financial covenants for the fiscal year 1997 and for monthly and quarterly periods in fiscal year 1998.

     Since the Second Amended Facility matures on June 30, 1998, all amounts outstanding under the Second Amended Facility have been classified as current in the September 30, 1997 balance sheets. Excluding the borrowings under the Second Amended Facility, the Company had approximately $51.3 million of working capital, which included $6.7 million of cash at September 30, 1997. Also at September 30, 1997, the Company had approximately $21 million available under the Second Amended Facility. The Company used $4.8 million of cash for operating activities during the nine months ended September 30, 1997 as compared with $7.5 million during the nine months ended September 30, 1996. The increase in the Company's operating cash flow resulted primarily from the collection of outstanding receivables and management's cash control initiatives.

     In connection with the Second Amended Facility, the Company issued the lenders warrants with vesting of 1% of Medaphis' voting common stock (the "Common Stock") on each of January 1, 1998 and April 1, 1998, provided that the Second Amended Facility has not been repaid and terminated prior to such vesting date.

     The Company continues to explore financing resources to refinance the Second Amended Facility in order to provide longer term liquidity on more customary market terms and conditions and to assure that the warrants will not vest. These refinancing efforts include, but are not necessarily limited to: (1) the previously announced discussions with its existing lending syndicate for a longer term committed facility and increased liquidity; and (2) a $250 million refinancing package, the components of which are a $100 million senior bank financing facility and the completion of an offering of at least $125 million in senior subordinated notes. The Company previously announced that the senior bank refinancing commitment letter expired on November 15, 1997 and the planned closing of the $250 million refinancing package would be delayed beyond November 30, 1997.

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     While these refinancing efforts are continuing, the Company can give no assurance that it will be able to refinance or otherwise pay in full the amounts owed under the Second Amended Facility prior to either of the warrant vesting dates on January 1, 1998 and April 1, 1998, prior to the maturity date of June 30, 1998, or at all. If the Company is unsuccessful in refinancing the Second Amended Facility, the Company [may] attempt to generate the cash needed to repay the borrowings under the Second Amended Facility through the sale of one or more of its assets; however, the Company does not believe that the proceeds of asset divestitures alone would be sufficient to both repay the Second Amended Facility and provide sufficient operating liquidity for the Company's operating needs.

     Based on facts and circumstances presently known to the Company, the Company believes that the current unused availability under the existing credit agreement, together with the continuation of stringent cash management policies, should provide the Company with sufficient liquidity pending the satisfactory renegotiation of the financing alternatives presently being pursued by the Company to resolve longer term liquidity needs.

     While the Second Amended Facility extends through June 30, 1998 without required reduction, the Company will be required to renegotiate the Second Amended Facility prior to maturity, obtain alternative financing, issue equity, or generate sufficient proceeds from the sale of assets in order to provide adequate liquidity for the Company's 1998 business plan. However, there can be no assurance that the Company's existing lenders will agree to renegotiate the Second Amended Facility. The Company may be required to consider alternative financing arrangements, equity transactions, or both, which could prove costly or involve further dilution to the Company's stockholders. There can be no assurance that alternative financing arrangements, equity transactions or asset sales will be available to the Company on acceptable terms or at all.

     This summary of certain terms of the Second Amended Facility and the warrants are subject to the terms of the agreements which have been incorporated by reference as exhibits to the Company's Annual Report on Form 10-K filed March 31, 1997 (the "Form 10-K"), the Waiver Letter dated September 18, 1997 filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the Quarterly Period ended September 30, 1997 (the "Third Quarter 10-Q"), the Waiver Letter dated October 24, 1997 incorporated by reference as an exhibit to the Third Quarter 10-Q and the First Modification of Second Amended and Restated Credit Agreement filed as an exhibit to the Third Quarter 10-Q.

     PENDING FEDERAL INVESTIGATION; PUTATIVE CLASS ACTION LAWSUITS. Numerous federal and state civil and criminal laws govern medical billing and collection activities. In general, these laws provide for various fines, penalties, multiple damages, assessments and sanctions for violations, including possible exclusion from Medicare, Medicaid and certain other federal and state healthcare programs.

     The United States Attorney's Office for the Central District of California is conducting an investigation of the billing and collection practices in two offices of the Company's wholly owned subsidiary, Medaphis Physician Services Corporation ("MPSC"), which offices are located in Calabasas and Cypress, California (the "Designated Offices"). Medaphis first became aware of the investigation on June 13, 1995 when search warrants were executed on the Designated Offices and it and MPSC received grand jury subpoenas. Medaphis received an additional grand jury subpoena on August 22, 1997, with which it is complying. The subpoena requires, among other things, records of any audit or investigative reports relating to the billing of payors globally from radiological services during the period January 1, 1991 to date and any refunds owed to or issued to payors with respect to such global billing reports in the Company's various offices, including the Designated Offices. Although the precise scope of the investigation is not known to the Company at this time, Medaphis believes that the U.S. Attorney's Office is investigating allegations of billing fraud and that the inquiry is focused upon billing and collection practices in the Designated Offices. No charges or claims by the government have been made. Although the Company continues to believe that the principal focus of the investigation remains on the billing and collection practices in the Designated Offices, there can be no assurance that the investigation will not expand to other offices, that the investigation will be resolved promptly, that additional subpoenas or search warrants will not be received by Medaphis or MPSC or that the investigation will not have a material adverse effect on the Company. The Company recorded charges of $12 million in the third quarter of 1995, $2 million in the fourth quarter of 1996 and a credit of $2.8 million in the

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third quarter of 1997, solely for legal and administrative fees, costs and expenses it anticipates incurring in connection with the investigation and the putative class action lawsuits described below which were filed in 1995 following the Company's announcement of the investigation. The charges are intended to cover only the anticipated expenses of the investigation and the related lawsuits and do not include any provision for fines, penalties, damages, assessments, judgments or sanctions that may arise out of such matters.

     MPSC has become aware of apparently inadvertent computer software errors affecting some of its electronic billing to carriers in the State of California. The error relates to global billing (i.e., billing for the professional and technical components of a service) for certain radiological services under circumstances where the radiologist is only entitled to bill for the professional component of such services. The Company believes such inadvertent errors have caused overpayments on certain claims submitted on behalf of clients in the State of California. The full extent of overpayments by carriers and beneficiaries has not been determined, but as notifications to the affected clients and carriers occur, and refunds or offsets are sought, the Company may be required to return to clients its portion of fees previously collected, and may receive claims for alleged damages as a result of the error.

     Following the announcement of the investigation by the United States Attorney's Office for the Central District of California, Medaphis, various of its current and former officers and directors and the lead underwriters associated with Medaphis' public offering of Common Stock in April 1995, were named as defendants in putative shareholder class action lawsuits filed in the United States District Court for the Northern District of Georgia. In general, these lawsuits alleged violations of the federal securities laws in connection with Medaphis' public statements and filings under the federal securities acts, including the registration statement filed in connection with Medaphis' public offering of Common Stock in April 1995. On October 13, 1995, the named plaintiffs in these lawsuits filed a consolidated class action complaint (the "Consolidated Complaint"). On January 3, 1996, the court denied defendants' motion to dismiss the Consolidated Complaint, which argued that the Consolidated Complaint failed to state a claim upon which relief may be granted. On April 11, 1996, certain of the named plaintiffs to the Consolidated Complaint voluntarily dismissed with prejudice all of their claims. As a result of these dismissals, the Consolidated Complaint no longer contained any claims based on the Securities Act of 1933, as amended (the "1933 Act"), and the Company's underwriters and outside directors were no longer named as defendants. On June 26, 1996, the court denied plaintiffs' motion to certify plaintiffs' class. The plaintiffs and the defendants agreed to settle this action on a class-wide basis for $4.75 million, subject to court approval (the "1995 Class Action Settlement"). The 1995 Class Action Settlement included the related putative class action lawsuit in the Superior Court of Cobb County, Georgia, described more fully below. On October 18, 1997, the court certified a class for settlement purposes, approved the settlement and entered final judgment dismissing the action with prejudice. One of Medaphis' directors and officers' liability insurance carriers has paid $3.7 million of the 1995 Class Action Settlement. The Company accrued approximately $1.2 million in the quarter ended December 31, 1996 for the anticipated balance of the 1995 Class Action Settlement and to pay certain fees incident thereto. On November 6, 1997, the Company paid the remaining $1.05 million balance of the settlement.

     On November 5, 1996, Medaphis, Randolph G. Brown, a former officer and director, and Michael R. Cote and James S. Douglass, former officers, were named as defendants in a putative shareholder class action lawsuit filed in Superior Court of Cobb County, State of Georgia. This lawsuit was brought on behalf of a putative class of purchasers of Medaphis Common Stock during the period from March 29, 1995 through June 15, 1995. Plaintiffs sought compensatory damages and costs. Pursuant to the 1995 Class Action Settlement, the claims in this state action were settled and were dismissed without prejudice.

     As originally disclosed in its Form 10-K, the Company learned in March 1997 that the government is investigating allegations concerning the Company's wholly owned subsidiary, Gottlieb's Financial Services, Inc. ("GFS"). In 1993, Medaphis acquired GFS, an emergency room physician billing company located in Jacksonville, Florida, which had developed a computerized coding system. In 1994, Medaphis acquired and merged into GFS another emergency room physician billing company, Physician Billing, Inc., located in Grand Rapids, Michigan. For the year ended December 31, 1996, GFS represented approximately 7% of Medaphis' revenue. During that year, GFS processed approximately 5.6 million claims, approximately 2 million of which were made to government programs. The government has requested that GFS voluntarily

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produce records, and GFS is complying with that request. Although the precise scope and subject matter of the investigation are not known to the Company, Medaphis believes that the investigation, which is being participated in by federal law enforcement agencies having both civil and criminal authority, involves GFS's billing procedures and the computerized coding system used in Jacksonville and Grand Rapids to process claims and may lead to claims of errors in billing. There can be no assurance that the investigation will be resolved promptly or that the investigation will not have a material adverse effect upon Medaphis. No charges or claims by the government have been made. Currently, the Company has recorded charges of $2 million and $1 million in the second and third quarters of 1997, respectively, solely for legal and administrative fees, costs and expenses in connection with the investigation, which charges do not include any provision for fines, penalties, damages, assessments, judgments or sanctions that may arise out of this matter.

     The Company and its clients from time to time have received, and the Company anticipates that they will receive in the future, official inquiries (including subpoenas, search warrants, as well as informal requests) concerning particular billing and collection practices related to certain subsidiaries of the Company and its many clients.

     Following the Company's August 14, 1996 announcement regarding earnings expectations and certain charges, Medaphis and certain of its then current and former officers, one of whom was also a director, were named as defendants in nineteen putative shareholder class action lawsuits filed in the United States District Court for the Northern District of Georgia. On November 22, 1996, the plaintiffs in these lawsuits filed a Consolidated Amended Class Action Complaint. On February 3, 1997, the plaintiffs filed a Consolidated Second Amended Complaint (the "Consolidated Second Amended Complaint"). In general, the Consolidated Second Amended Complaint alleges violations of the federal securities laws in connection with Medaphis' filings under the federal securities acts and public disclosures. The Consolidated Second Amended Complaint is brought on behalf of a class of persons who purchased or otherwise acquired Medaphis Common Stock between February 6, 1996 and October 21, 1996. The Consolidated Second Amended Complaint also asserts claims on behalf of a sub-class of all persons who acquired Medaphis Common Stock pursuant to the merger between Medaphis and Health Data Sciences Corporation ("HDS"). The Consolidated Second Amended Complaint seeks compensatory and rescissory damages, as well as fees, interest and other costs. On February 14, 1997, the defendants moved to dismiss the Consolidated Second Amended Complaint in its entirety. On May 27, 1997, the court denied defendants' motion to dismiss. Discovery currently is proceeding. As a result of the Company's restatement of its fiscal 1995 financial statements, the Company may not be able to sustain a defense to strict liability on certain claims under the 1933 Act, but the Company believes that it has substantial defenses to the alleged damages relating to such 1933 Act claims.

     The parties have entered into a memorandum of understanding dated August 14, 1997 (the "Memorandum of Understanding") to settle the 1996 putative shareholder class action litigation which is the subject of the Consolidated Second Amended Complaint on a class-wide basis for $20 million in cash (to be paid by the Company's directors' and officers' liability insurance carriers), 3,355,556 shares of Medaphis Common Stock, and warrants to purchase 5,309,523 shares of Medaphis Common Stock at $12 per share for a five-year period. The Memorandum of Understanding also includes: (i) an obligation on the part of Medaphis to contribute up to 600,000 additional shares of Common Stock to the settlement under certain conditions if the aggregate value of the Medaphis Common Stock proposed to be issued in the settlement falls below $30.2 million during a specified time period; and (ii) certain anti-dilution rights in favor of plaintiffs with respect to certain future issuances of shares of Medaphis Common Stock or warrants or rights to acquire Medaphis Common Stock to settle existing civil litigation and claims currently pending or asserted against the Company, subject to a 5.0 million share basket below which there will be no dilution adjustments. The aggregate value of the Medaphis Common Stock during the specified time period is now known, and, as a result, all of the additional 600,000 shares of Medaphis Common Stock will be included in the settlement. The Memorandum of Understanding also contains other conditions including, but not limited to, consent and approval of the Company's insurance carriers and the insurance carriers' payment of the cash portion of the settlement, the Company's receiving assurances from its independent accountants that the proposed settlement will not adversely affect pooling-of-interests accounting treatment on previous acquisitions (which assurances have been received by the Company), the execution of mutually acceptable settlement papers and the approval of the settlement by the

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court. The Company recorded a $52.5 million charge in the quarter ended
September 30, 1997 for this settlement.

     On November 1, 1996, Thomas W. Brown, Administrator, Thomas W. Brown Profit Sharing Plan filed a shareholder derivative lawsuit in the United States District Court for the Northern District of Georgia alleging that certain of Medaphis' current and former directors breached their fiduciary duties, were grossly negligent, and breached various contractual obligations to Medaphis by allegedly failing to implement and maintain an adequate system of internal accounting controls, allowing Medaphis to commit securities law violations and damaging Medaphis' reputation. The plaintiff seeks compensatory damages and costs on behalf of the Company. On January 28, 1997, Medaphis and certain individual defendants filed a motion to dismiss the complaint. On February 11, 1997, the plaintiff filed an amended complaint adding as defendants, additional current and former directors and officers of Medaphis. On April 23, 1997, Medaphis and all other defendants filed a motion to dismiss the amended complaint.

     On November 7, 1996, Health Systems International, Inc. filed suit in the Superior Court for the State of California, County of Los Angeles against Medaphis, Randolph G. Brown and "Does 1-50," who are alleged to be unnamed Medaphis directors, officers and employees. Generally, this lawsuit alleges that the defendants violated federal and California securities laws and common law by, among other things, making material misstatements and omissions in public and private disclosures in connection with the acquisition of HDS. Plaintiff seeks rescissory, compensatory and punitive damages, rescission, injunctive relief and costs. On January 10, 1997, the defendants filed a demurrer to the complaint. On February 5, 1997 the Court overruled defendants demurrer. On March 18, 1997, the court denied the plaintiff's motion for a preliminary injunction. On July 16, 1997, plaintiff filed an amended complaint adding several new parties, including current and former directors and former and current officers of Medaphis. All of the newly added defendants have responded to the amended complaint. As a result of the Company's restatement of its fiscal 1995 financial statements, the Company may not be able to sustain a defense to strict liability on certain claims under the 1933 Act, but the Company believes that it has substantial defenses to the alleged damages relating to such 1933 Act claims.

     A putative class action complaint was filed by Ernest Hecht and Stephen D. Strandberger against Steven G. Papermaster, Robert E. Pickering, Jr., David S. Lundeen, Norman Smith, Raymond J. Noorda, Gregory A. Grosh, Medaphis and Randolph G. Brown on November 12, 1996 in the Superior Court, Law Division, Essex County, State of New Jersey. The alleged class consists of persons and entities whose options to purchase BSG Corporation ("BSG") common stock were converted to Medaphis stock options in connection with Medaphis' acquisition of BSG. The plaintiffs allege failure to perform diligence, breaches of fiduciary duties of candor, loyalty and fair dealing and negligence against the BSG defendants (Papermaster, Pickering, Lundeen, Smith, Noorda and Grosh) and fraud and deceit against the Medaphis defendants (Medaphis and Brown). Plaintiffs seek compensatory and punitive damages, as well as fees, interest and other costs. On April 18, 1997, the Medaphis defendants and BSG defendants filed motions to dismiss the complaint. On or about July 3, 1997, in lieu of responding to these motions, the plaintiffs filed an amended complaint, adding new claims under the 1933 Act and common law and new parties, including former officers of Medaphis, Medaphis' former outside auditors and BSG. On or about October 29, 1997 all defendants filed motions to dismiss the amended complaint.

     On February 28, 1997, Steven G. Papermaster, Raymond J. Noorda and two entities they control made a demand for indemnification under an indemnification agreement executed by Medaphis in connection with its acquisition of BSG in May 1996. The indemnification demand claims damages of $35 million (the maximum damages payable by Medaphis under the indemnification agreement) for the alleged breach by Medaphis of its representations and warranties made in the merger agreement between Medaphis and BSG. On December 31, 1996, Medaphis entered into a standstill and tolling agreement with Mr. Noorda, Mr. Papermaster and other former BSG shareholders, which, as extended, runs through September 30, 1998.

     On April 21, 1997, James F. Thacker, Alyson T. Stinson, Carol T. Shumaker, Lori T. Caudill, William J. Dezonia, the James F. Thacker Retained Annuity Trust and the Paulanne H. Thacker Retained Annuity Trust filed a complaint against the Company and Randolph G. Brown in the United States District Court for

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

the Southern District of New York arising out of Medaphis' acquisition of Medical Management Sciences, Inc. ("MMS") in December of 1995. The complaint is brought on behalf of all former shareholders of MMS who exchanged their MMS holdings for unregistered shares of Medaphis Common Stock. In general, the complaint alleges both common law fraud and violations of the federal securities laws in connection with the merger. In addition, the complaint alleges breaches of contract relating to the merger agreement and a registration rights agreement, as well as tortious interference with economic advantage. The plaintiffs seek rescission of the merger agreement and the return of all MMS shares, as well as damages in excess of $100 million. Additionally, plaintiffs seek to void various non-compete covenants and contract provisions between Medaphis and plaintiffs. Defendants have filed a motion to dismiss the complaint. Discovery has been stayed pending resolution of the motion to dismiss.

     On August 12, 1997, George W. Stickel filed a putative class action complaint against Medaphis, Randolph W. Brown, Michael R. Cote and James S. Douglass in the United States District Court for the Northern District of Georgia. The complaint asserts claims under the Securities Exchange Act of 1934 on behalf of all persons who purchased or otherwise acquired Medaphis Common Stock between February 6, 1996 and October 21, 1996. The complaint also asserts claims under the 1933 Act on behalf of a sub-class consisting of all persons and entities who, in connection with the merger of the Company and HDS, acquired options to purchase shares of Medaphis Common Stock between February 6, 1996 and October 21, 1996. The complaint seeks recission, recissory and compensatory damages, and interest, fees and other costs. Defendants have not yet responded to the complaint.

     The Company also has received other written demands from various stockholders, including stockholders of recently acquired companies. To date, these other stockholders have not filed lawsuits. The Company has entered into standstill and tolling agreements with these and certain other stockholders of recently acquired companies.

     On January 8, 1997, the Securities and Exchange Commission (the "Commission") notified the Company that it was conducting a formal, non-public investigation into, among other things, certain trading and other issues related to Medaphis' August 14, 1996 and October 22, 1996 announcements of the Company's loss for the quarter ending September 30, 1996 and its restated consolidated financial statements for the three months and year ending December 31, 1995 and its restated unaudited balance sheets as of March 31, 1996, and June 30, 1996. In addition, the Company believes that the Commission is investigating the Company's restatement of its interim financial statements for each quarter of 1996. The Company intends to cooperate fully with the Commission in its investigation.

     Although the Company believes that it has meritorious defenses to the claims of liability or for damages in the actions against and written demands placed upon the Company, there can be no assurance that additional lawsuits will not be filed against the Company. Further, there can be no assurance that the lawsuits, the written demands and the pending governmental investigations will not have a disruptive effect upon the operations of the business, that the written demands, the defense of the lawsuits and the pending investigations will not consume the time and attention of the senior management of the Company, or that the resolution of the lawsuits, the written demands and the pending governmental investigations will not have a material adverse effect upon the Company.

HEALTHCARE FRAUD INITIATIVES; HEALTHCARE REFORM MEASURES

     The federal government in recent years has placed increased scrutiny on the billing and collection practices of healthcare providers and related entities. This scrutiny has been directed at, among other things, fraudulent billing practices. The Department of Health and Human Services in recent years has increased the resources of its Office of the Inspector General ("OIG") specifically to pursue both false claims and fraud and abuse violations of the Medicare program. This heightened examination has resulted in a number of high profile investigations, lawsuits and settlements.

     In 1996, Congress enacted the Health Insurance Portability and Accounting Act of 1996, Pub. L. No. 104-191, 1996 U.S.C.C.A.N. (110 Stat. 1936) (the
"Health Insurance Act"), which includes an expansion of certain fraud and abuse provisions, such as expanding the application of Medicare and Medicaid fraud

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

penalties to other federal healthcare programs, and creating additional criminal offenses relating to "healthcare benefit programs," which are defined to include both public and private payor programs. The Health Insurance Act also provides for forfeitures and asset freezing orders in connection with such healthcare offenses. Civil monetary penalties and program exclusion authority available to the OIG also have been expanded. The Health Insurance Act contains provisions for instituting greater coordination of federal, state and local enforcement agency resources and actions through the OIG. There also have been several recent healthcare reform proposals which have included an expansion of the anti-kickback laws to include referrals of any patients regardless of payor source.

     In addition to the provisions of the Health Insurance Act, submission of claims for services or procedures that are not provided as claimed may lead to civil monetary penalties, criminal fines, imprisonment and/or exclusion from participation in Medicare, Medicaid and other federally funded healthcare programs. Specifically, the Federal False Claims Act allows a private person to bring suit alleging false or fraudulent Medicare or Medicaid claims or other violations of the statute and for such person to share in any amounts paid to the government in damages and civil penalties. Successful plaintiffs can receive up to between 25% and 30% of the total recovery from the defendant. Such qui tam actions or "whistleblower lawsuits" have increased significantly in recent years and have increased the risk that a company engaged in the healthcare industry such as Medaphis and many of its customers may become the subject of a federal or state investigation or may ultimately be required to defend a false claims action, may be subjected to government investigation and possible criminal fines, may be sued by private payors, and may be excluded from Medicare, Medicaid and/or other federally funded healthcare programs as a result of such an action. The government on its own may also institute a Civil False Claims Act case, either in conjunction with a criminal prosecution or as a stand alone civil case. Whether instituted by a qui tam plaintiff or by the government, the government can recover triple its damages together with civil penalties of between $5,000 and $10,000 per false claim. Under applicable case law, a party successfully sued under the False Claims Act may be jointly and severally liable for the damages and penalties. Some state laws also provide for false claims actions, including actions initiated by a qui tam plaintiff. There can be no assurance that Medaphis will not be the subject of false claims or qui tam proceedings relating to its billing and collection activities or that Medaphis will not be the subject of further government scrutiny or investigations relating to its billing and accounts receivable management services operations. See "Pending Federal Investigation; Putative Class Action Lawsuits." Any such proceeding or investigation could have a material adverse effect upon the Company.

     In August 1997, Congress enacted the Balanced Budget Act of 1997 (the "Budget Act"). The Medicare-related provisions of the Budget Act are designed to reduce Medicare expenditures over the next five years by $115 billion, compared to projected Medicare expenditures before adoption of the Budget Act. The Congressional Budget Office projected in July 1997 that $43.8 billion of the reductions would come from reduced payments to hospitals, $21.8 billion from increased enrollment in managed care plans and $11.7 from reduced payments to physicians and ambulatory care providers. The five-year savings in projected Medicare payments to physicians and hospitals would be achieved under the Budget Act by reduced fee-for-service reimbursement and by changes in managed care programs designed to increase enrollment of Medicare beneficiaries in managed care plans. The increase in Medicare enrollment in managed care plans would be achieved in part by allowing provider-sponsored organizations and preferred provider organizations to compete with Medicare health maintenance organizations for Medicare enrollees. Medaphis cannot predict the effect of the Budget Act on its operations.

     A number of states in which Medaphis has operations either have adopted or are considering the adoption of healthcare reform proposals at the state level. Medaphis cannot predict the effect of proposed state healthcare reform laws on its operations. Additionally, certain reforms are occurring in the healthcare market which may continue regardless of whether comprehensive federal or state healthcare reform legislation is adopted and implemented. These market reforms include certain employer initiatives such as creating purchasing cooperatives and contracting for healthcare services for employees through managed care companies (including health maintenance organizations), and certain provider initiatives such as risk-sharing among healthcare providers and managed care companies through capitated contracts and integration among hospitals and physicians into comprehensive delivery systems. Consolidation of management and billing

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

services by integrated delivery systems may result in a decrease in demand for Medaphis' billing and collection services for particular physician practices, but this decrease may be offset by an increase in demand for Medaphis' consulting and comprehensive business management services (including billing and collection services) for the new provider systems.

     YEAR 2000 COMPLIANCE. The Company has numerous computer systems and software programs which were developed employing six digit date structures. Where date logic requires the year 2000 or beyond, such date structures may produce inaccurate results. There can be no assurance that the Company will be successful in implementing a program to comply with year 2000 requirements. Each of the Company's systems has a solution that is potentially unique and often dependent on third-party software providers and developers. A failure on the part of the Company to ensure that its computer systems are year 2000 compliant could have a material adverse effect on the Company's operations.

     CLIENT/SERVER INFORMATION TECHNOLOGY PROJECTS. Medaphis' client/server information technology business involves, among other things, projects designed to reengineer significant client operations through the strategic use of imaging, client/server and other advanced technologies. Failure to meet expectations with respect to a major project could damage the Company's reputation and standing in the client/server information technology marketplace, affect its ability to attract new client/server information technology business, result in the payment of damages to the client and jeopardize the Company's ability to collect for services already performed on the project.

  Restatement of Financial Statements; Accounting Issues

     In October 1996, the Company restated its financial results for the year and three months ended December 31, 1995. This restatement related primarily to a license agreement entered into by the Company's wholly-owned operating subsidiary, Imonics Corporation ("Imonics"), in December 1995 which created a contingency upon license fees payable under the agreement. The license fee revenue payable under the agreement and recognized by the Company during the fourth quarter of 1995, together with previously deemed immaterial amounts, resulted in an aggregate reduction to net income for the quarter and year ended December 31, 1995 of $5.1 million. After appropriate adjustments for such items, the Company's restated results for the year ended December 31, 1995 was a net loss of $8.5 million as compared with a previously reported net loss of $3.4 million. In addition, the restated results for the quarter ended December 31, 1995 reflected a net loss of $1.1 million, as compared with a previously reported net income of $4.0 million.

     As a result of a review initiated by senior management and the Audit Committee of the Board of Directors in March 1997 prior to completion of the audit process for the Company's 1996 fiscal year, information was developed indicating that certain revenues and expenses may have been recorded incorrectly between certain quarters during 1996. In addition, Deloitte & Touche LLP ("Deloitte & Touche") provided to senior management of the Company a letter relating to the Company's internal control structure resulting from Deloitte & Touche's audit of the Company's financial statements for the year ended December 31, 1996. This letter reflected Deloitte & Touche's view that inadequate internal controls over the preparation of interim financial information for each fiscal quarter of 1996 constituted a material weakness in internal controls which resulted in certain errors and irregularities in the financial information for such quarters. The Company previously disclosed in its Form 10-K for its fiscal year ended December 31, 1996 that such errors and irregularities in its financial information had occurred for each fiscal quarter of 1996. In connection with the issuance of Deloitte & Touche's audit report dated March 31, 1997 on the Company's financial statements for the year ended December 31, 1996, the Company recorded all adjustments to its interim financial statements deemed appropriate and consequently restated such interim financial statements, so that such interim financial statements, taken as a whole, presented fairly in all material respects the Company's financial position, results of operations, and cash flows for each interim fiscal period during the fiscal year ended December 31, 1996, and in conformity with generally accepted accounting principles. All adjustments were for interim period transactions and had no effect on the Company's 1996 annual pro forma net loss.

     The reports of Deloitte & Touche on the Company's financial statements for the fiscal year ended December 31, 1996, dated March 31, 1997, included an unqualified opinion with an explanatory paragraph

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that stated Deloitte & Touche's conclusion that uncertainty then existed regarding the ability of the Company to continue as a going concern due to a mandatory commitment reduction in the Company's Existing Credit Facility that was required by July 31, 1997. However, the Company satisfied such commitment reduction on May 28, 1997 by applying the proceeds of the sale of HRI.

     On June 30, 1997, following a competitive review and request for proposal process in which the Company's present auditors and a number of nationally recognized accounting firms participated, the Company notified Deloitte & Touche that it had been dismissed as the Company's principal accountants and that the Company intended to engage new principal accountants. This action was recommended by the Audit Committee of the Company's Board of Directors, and the Board approved such change on June 27, 1997. On July 9, 1997, the Company engaged Price Waterhouse LLP as the Company's new principal accountants.

     There can be no assurance that there will not be additional adjustments to or reserves taken in the Company's financial statements in respect of the pending or future lawsuits and government investigations.

     There can be no assurance that there will not be any additional restatements of the Company's financial statements as a result of the Company's change in auditors and their continued review of the Company's financial statements. Such restatement could relate to items which may be material, including the use of pooling-of-interest accounting in respect of prior acquisitions by the Company.

     NASD ACTIONS. There can be no assurances that the NASD will not suspend trading in the Company's common stock or de-list the Company's Common Stock as a result of either the restatements described in this 10-Q or the withdrawal by Deloitte & Touche LLP of its opinions in respect of the financial statements for the Company's 1994, 1995 and 1996 fiscal years.

     VOLATILITY OF STOCK PRICE. Medaphis believes factors such as announcements with respect to the investigation of the billing practices of certain offices of MPSC by the United States Attorney's Office for the Central District of California, the Company's liquidity and financial resources, divestiture of businesses, the ongoing governmental investigations, putative class action lawsuits, other lawsuits or demands, healthcare reform measures and quarter-to-quarter and year-to-year variations in financial results could cause the market price of Medaphis Common Stock to fluctuate substantially. Any adverse announcement with respect to such matters or any shortfall in revenue or earnings from levels expected by securities analysts could have an immediate and material adverse effect on the trading price of Medaphis Common Stock in any given period. As a result, the market for Medaphis Common Stock may experience material adverse price and volume fluctuations and an investment in the Company's Common Stock is not suitable for any investor who is unwilling to assume the risk associated with any such price and volume fluctuations.

     COMPETITION. Medaphis faces intense competition in each of the areas in which it does business. In providing business management systems and services to physicians and hospitals, Medaphis competes with certain national information management systems and transaction processing organizations, certain regional companies which provide such systems or services and certain physician groups and hospitals which provide their own business management services. In providing subrogation and recovery services, Medaphis competes primarily with the internal recovery operations of potential customers and with certain regional subrogation recovery vendors. In terms of providing client/server information technology services, Medaphis competes with national, regional and local companies specializing in information technology and systems integration consulting services, national and regional application development companies and the software development and systems integration units of national computer equipment manufacturers, large information systems facilities management and outsourcing organizations, national "Big Six" accounting firms and the information systems groups of large general management consulting firms. Certain of Medaphis' competitors have longer operating histories and greater financial, technical and marketing resources than Medaphis. There can be no assurance that competition from current or potential competitors will not have a material adverse effect upon Medaphis.

     This Safe Harbor Statement supersedes the Safe Harbor Statements filed as
Exhibit 99.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997 and as Exhibit 99.6 to the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

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